Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
LaBarge, Inc.:

     We consent to incorporation by reference in this registration statement on Form S-8 of LaBarge, Inc. of our report dated August 21, 2002, with respect to the consolidated balance sheets of LaBarge, Inc. as of June 30, 2002 and July 1, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows, for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 Annual Report on Form 10-K of LaBarge, Inc.

     Our report refers to a change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP

St. Louis, Missouri
August 28, 2003

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